Exhibit 3.2

NIGHTFOOD HOLDINGS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78 OF THE

NEVADA REVISED STATUTES

The undersigned, Chief Executive Officer of Nightfood Holdings, Inc., a Nevada corporation (the “Corporation”) DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation through a meeting on February 7, 2024.

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of 1,000,000 shares of preferred stock, par value $0.00l per share (“Preferred Stock”), of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

A.	Designation and Number.

One Hundred Thousand (100,000) of the One Million (1,000,000) authorized shares of Preferred Stock of the Corporation shall be designated as the Series D Preferred Stock (the “Series D Preferred Stock”) and shall possess the rights and privileges set forth below.

B.	Par Value and Purpose of Issuance.

Each share of Series D Preferred Stock shall have a par value of $0.001, and the shares of Series D Preferred Stock shall be issued by the Corporation in book-entry form.

C.	Ranking.

The Series D Preferred Stock shall rank, with regards to dividends, assets and/or any other rights, junior to the Series B Preferred Stock.

D.	Dividends.

The shares of Series D Preferred Stock shall not be entitled to receive any dividends.

E.	Voting.

(a) Voting Rights. Except as set forth herein, the shares of Series D Preferred Stock shall have no voting rights.

(b) Amendment of Rights of Series D Preferred Stock. The Company shall not, without the affirmative vote of the holders of 100% of all outstanding shares of the Series D Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations, provided, however, that the Company may, by any means authorized by law and without any vote of the holders of the shares of the Series D Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designations, that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series D Preferred Stock.

F.	Liquidation.

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to participate on an as-converted-to-Common Stock basis with holders of the Common Stock in any distribution of assets of the Corporation to the holders of the Common Stock.

G.	Conversion Rights.

Subject to any limitations on the right of the holders of the Series D Preferred Stock to convert their shares of Series D Preferred Stock into shares Common Stock, the holders of Series D Preferred Stock shall have the following conversion rights:

(a) Conversion. Subject to and upon compliance with the provisions of this Section G, the holder of any shares of Series D Preferred Stock shall have the right at such holder’s option, six (6) months after issuance, at any time thereafter, to convert any of such shares of Series D Preferred Stock into fully paid and non-assessable shares of Common Stock at the rate of six thousand shares of Common Stock for each share of Series D Preferred Stock.

(b) Mechanics of Conversion. The holder of any shares of Series D Preferred Stock may exercise the conversion right specified in Subsection G(a) above by submitting a notice of conversion to the Corporation’s transfer agent with a copy to sean@nightfood.com. Conversion shall be deemed to have been affected on the date when delivery of notice of an election to convert has been made and is referred to herein as the “Conversion Date.” Subject to the provisions of this Section G, as promptly as practicable thereafter while using Best Efforts to effectuate a delivery of shares via DTC during the Standard Settlement Period, the Corporation shall cause to be issued and delivered the number of full shares of Common Stock to which such holder is entitled. Subject to the provisions of Section G, the person in whose name the Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion. For further clarification, Standard Settlement Period is trading plus two (2) days.

(c) Limitation on Conversions. In no event shall the Holder be allowed to affect a conversion if such conversion, along with all other shares of Corporation’s Common Stock beneficially owned by the Holder and its affiliates would exceed 4.99% of the outstanding shares of the Common Stock of the Corporation as determined under the beneficial ownership rules set forth in the Securities and Exchange Act of 1934, as amended.

(d) Adjustments for Reverse Stock Split. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock pursuant to Section G(a) shall be proportionately decreased.

H.	Miscellaneous.

(a) No Fractional Shares. If the number of shares of Common Stock issuable upon the conversion of Series D Preferred Stock results in any fractional shares, the Corporation shall not be required to issue fractions of shares, upon conversion of the Series D Preferred Stock or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any conversion hereof, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows: (i) if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the National Market System (the “NMS”), the current market value shall be the average of the last reported sale prices of the Common Stock on such exchange for the ten (10) trading days prior to the date of conversion of Series D Preferred Stock; provided that if no such sale is made on a day within such period or no closing sale price is quoted, that day’s market value shall be the average of the closing bid and asked prices for such day on such exchange or system; or (ii) if the Common Stock is listed in the over the counter market (other than on NMS) or admitted to unlisted trading privileges, the current market value shall be the mean the average of the last reported bid and asked prices reported by the OTC Markets Group Inc. for the ten (10) trading days prior to the date of the conversion of the Series D Preferred Stock; or if the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount determined in a reasonable manner by the Board of Directors of the Corporation.

(b) Status of Converted Stock. In the event any shares of Series D Preferred Stock shall be converted as contemplated hereby, the shares so converted shall be cancelled, shall return to the status of authorized but unissued shares of Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series B Preferred Stock.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on February 7, 2024.

NIGHTFOOD HOLDINGS, INC.

/s/ Lei Sonny Wang
Lei Sonny Wang
Chief Executive Officer

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